Exhibit 99.1

Landmark Infrastructure Partners LP Announces Sale of European Outdoor Advertising Portfolio

EL SEGUNDO, California, June 17, 2020 (GLOBE NEWSWIRE) – Landmark Infrastructure Partners LP (the “Partnership” or “Landmark”) (NASDAQ: LMRK) announced today that it has completed the sale of its interests in the joint venture that holds its European outdoor advertising portfolio for a purchase price of £95 million (“Transaction”), subject to certain adjustments.  The Partnership expects to use the net proceeds from the Transaction to repay borrowings on its revolving line of credit, terminate some existing interest rate swap agreements and for general partnership purposes. As a result of the Transaction, holders of the Partnership’s units may be allocated taxable income and gain in connection with the Transaction, regardless of whether there is any cash distributed to such holders.

“We are excited to announce the sale of our European outdoor advertising portfolio as it will significantly reduce our leverage levels while we continue to assess the impact of COVID - 19 on our portfolio,” said Tim Brazy, Chief Executive Officer of the Partnership’s general partner.  “While the Transaction may be dilutive to funds from operations and adjusted funds from operations, the Transaction is expected to provide us with significant capital and allow us to take advantage of additional acquisition and development opportunities.”

Cautionary Note Regarding Forward Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws.  Statements that do not relate strictly to historical or current facts are forward-looking.  These statements contain words such as “possible,” “if,” “will,” “expect” and “assuming” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant.  Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements include statements regarding the use of proceeds from the Transaction and near-term acquisition and development opportunities. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.  Any forward-looking statements in this press release are made as of the date of this press release and the Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Partnership becomes aware, after the date hereof, unless required by law.

About Landmark Infrastructure Partners LP

The Partnership owns and manages a portfolio of real property interests and infrastructure assets that the Partnership leases to companies in the wireless communication, outdoor advertising and renewable power generation industries.

CONTACT:	Marcelo Choi
Vice President, Investor Relations
(213) 788-4528
ir@landmarkmlp.com